UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2021

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17 South Briar Hollow Lane, Suite 100, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 881-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	AE	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 4, 2021, Adams Resources & Energy, Inc. (“Adams”), GulfMark Energy, Inc. (“GulfMark Energy”) and Service Transport Company (“Service Transport”), each a wholly owned subsidiary of Adams, as borrowers (collectively, the “Borrowers” and each individually, a “Borrower”) entered into a Credit Agreement (“Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent and issuing lender, and the other lenders party thereto (collectively the “Lenders”). All capitalized words used herein without definition have the meanings assigned in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrowers may borrow an aggregate of up to $40.0 million from the Lenders under a revolving credit facility (the “Revolving Credit Facility”), which will mature of May 4, 2024, subject to the Borrowers compliance with certain financial covenants.

For each borrowing under the Revolving Credit Facility, the applicable Borrower may elect whether such loans bear interest at (i) the Base Rate plus Applicable Margin; or (ii) the LIBOR Rate plus Applicable Margin. Base Rate is the highest of (a) the Prime Rate, (b) the Federal Funds Rate, plus 0.50% and (c) LIBOR for an Interest Period of three months plus 1.00%. The Applicable Margin to be added to a Base Rate borrowing under either (a), (b) or (c) in the preceding sentence is 0.75%. The LIBOR Rate is (x) LIBOR (which shall not be less than 1.00%) divided by (y) 1.00 minus the Eurodollar Reserve Percentage. The Applicable Margin to be added to a LIBOR borrowing is 1.75%. The minimum borrowing amount is $500,000 for Base Rate Loans and $1,000,000 for LIBOR Rate Loans. In addition, a commitment fee of 0.25% per annum accrues on the daily average unused amount of the commitments of the Lenders under the Revolving Credit Facility.

Pursuant to the terms of the Credit Agreement, Adams is required to maintain compliance with the following financial covenants on a pro forma basis, after giving effect to any borrowings (in each case commencing with the fiscal quarter ending June 30, 2021): (i) the Consolidated Total Leverage Ratio shall not be greater than 3.00 to 1.00.; (ii) the Current Ratio, which is (a) consolidated current assets to (b) consolidated current liabilities, in each case with certain exclusions, shall not be less than 1.25 to 1.00; (iii) Consolidated Interest Coverage Ratio shall be not be less than 3.00 to 1.00; and (iv) the Consolidated Tangible Net Worth shall not be less than $100,000,000.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants. The affirmative covenants require Adams to provide the Lenders with certain financial statements, business plans, compliance certificates and other documents and reports and to comply with certain laws. The negative covenants restrict each of the Borrowers’ ability to incur additional indebtedness, create additional liens on its assets, make certain investments, dispose of its assets or engage in a merger or other similar transaction or engage in transactions with affiliates, subject, in each case, to the various exceptions and conditions described in the Credit Agreement. The negative covenants further restrict each of the Borrowers’ ability to make certain restricted payments.

The Credit Agreement also includes certain customary events of default. If an event of default occurs and is continuing, the Lenders are entitled to take various actions, including the acceleration of the maturity of all loans and to take all actions permitted to be taken by a secured creditor against the collateral under the security documents referenced below and applicable law.

The Borrowers’ obligations under the Credit Agreement are secured by a pledge of substantially all of their personal property and substantially all of the personal property of certain other direct and indirect subsidiaries of Adams, as evidenced by Lenders’ filing of usual and customary “all asset” UCC-1 Financing Statements against the pledged collateral.

From time to time, certain of the Lenders, their affiliates and/or their predecessors have provided commercial banking, investment banking and other financial advisory services to Adams or its subsidiaries. The Lenders and their affiliates may, from time to time in the future, engage in transactions with and perform services for Adams and its subsidiaries in the ordinary course of business.

The description of the Credit Agreement contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1
Credit Agreement, dated May 4, 2021, by an among Adams Resources & Energy, Inc., GulfMark Energy, Inc., Service Transport Company, Wells Fargo Bank, National Association, as administrative agent and issuing lender, and the other lenders party thereto.

104	Cover Page Interactive Data File — the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESOURCES & ENERGY, INC.

Date:	May 7, 2021	By:	/s/ Tracy E. Ohmart
Tracy E. Ohmart
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

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